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Exhibit 16.1

                   LORAL INTERNATIONAL CPA & ADVISOR, L.L.C.
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                                  (Letterhead)

Date: Dec 29, 2004

The Hartcourt Companies Inc.
3F, No. 710 ChangPing Road
Shanghai, China  200040

Attention: Ms. Carrie Hartwick, CEO & CFO

Dear Carrie,

We regret to inform you that Loral International CPA & Advisor L.L.C. resigns as the independent auditor of The Hartcourt Companies, Inc, with immediate effect. Kindly note accordingly.

Thank you for your attention.

Yours sincerely,

/S/ Loral International CPA & Advisor L.L.C.
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Loral International CPA & Advisor L.L.C.